EXHIBIT 5.1

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

                            January 21, 2014

The Board of Directors

Heat Biologics, Inc.

100 Europa Drive, Suite 420

Chapel Hill, NC 27519

Re:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on even date by Heat Biologics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 869,565 shares of the Company’s common stock, par value $.0002 per share (the “Common Stock”), to be issued in connection with the Company’s 2009 Stock Incentive Plan (the “Plan”).

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will have been validly issued, fully paid and non-assessable.

Our opinion is limited to the Delaware General Corporation Law.  This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP